Exhibit 99.2

STONE ENERGY CORPORATION

Announces Successful Completion of Financial Restructuring and Emergence from Bankruptcy

LAFAYETTE, LA. February 28, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced that it successfully completed the conditions precedent to emerging from chapter 11 reorganization, and, accordingly, the Company’s Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016 (the “Plan”), that was confirmed on February 15, 2017 by the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division, became effective on February 28, 2017 (the “Effective Date”). Terms used but not defined herein have the meanings ascribed to them in the Plan, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 15, 2017.

Equity Ownership Summary

As previously disclosed, under the Plan, pre-petition holders of the Company’s unsecured notes are receiving 19.0 million New Common Shares, representing 95% of the New Common Shares. The pre-petition stockholders are receiving 1.0 million New Common Shares, or an equivalent of an approximate 1-for-5.674558 reverse stock split (or 0.176263 New Common Shares for each 1 share of Existing Shares), representing 5% of the New Common Shares. Additionally, the pre-petition stockholders are receiving Warrants to purchase 3,529,412 New Common Shares, or approximately 3.529412 Warrants for each 1 New Common Share. This equates to 0.622009 Warrants for each 1 Existing Share (each based on 5,674,558 Existing Shares issued and outstanding and subject to rounding). The Warrants have an exercise price of $42.04 per share, as the same may be adjusted pursuant to the terms of the Warrants, and a term of four years, unless terminated earlier by their terms upon the consummation of certain business combinations or sale transactions involving the Company.

Each of the foregoing common equity percentages in the reorganized Company is subject to dilution from the exercise of the Warrants described above and a management incentive plan (“MIP”). Shares authorized under the MIP include 2,614,379 shares, of which the Company issued no shares on the Effective Date. The authorized shares may be issued under the plan in the future at the discretion of the Company’s board of directors.

The New Common Shares are scheduled to begin trading on the New York Stock Exchange under the ticker symbol “SGY” at the open of trading hours on March 1, 2017. The Warrants will not be listed on an exchange at this time, but the Company currently expects to list the Warrants on an exchange by the end of March 2017.

Liquidity Update

Upon emergence from bankruptcy, the Company eliminated approximately $1.2 billion in principal amount of outstanding debt, resulting in remaining debt outstanding of approximately $236.3 million, consisting of $225.0 million of 7.50% senior second lien notes due 2022, and approximately $11.3 million outstanding under a building loan. Further, the Company had (i) no outstanding borrowings and outstanding letters of credit of approximately $12.5 million under its $200 million reserve-based revolving credit facility (the “A&R Credit Facility”), with borrowing base availability thereunder of $150 million until November 1, 2017, (ii) approximately $150 million of cash on hand, and (iii) $75 million of cash held in a restricted account to satisfy near-term plugging and abandonment liabilities, pursuant to the terms of the A&R Credit Facility.

Board of Directors

Pursuant to the Plan, as of the Effective Date, the terms of the Company’s previous board of directors expired and a new board of directors was appointed. The new board of directors consists of seven members including Neal P. Goldman, John “Brad” Juneau, David Rainey, Charles M. Sledge, James M. Trimble, David N. Weinstein and David H. Welch.

Additional Information

For additional information regarding the Company’s emergence from bankruptcy, including biographical information on the Company’s new board of directors, please see the Company’s Current Report on Form 8-K filed today.

Stone and its wholly-owned subsidiaries filed their voluntary chapter 11 petitions in the U.S. Bankruptcy Court for the Southern District of Texas in Houston on December 14, 2016. Information about the bankruptcy cases can be found at http://dm.epiq11.com/StoneEnergy or by calling +1-888-243-5081 (toll-free in North America) or +1-503-520-4474 (outside of North America).

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas; operating risks; liquidity risks, including risks relating to our bank credit facility and our outstanding notes; political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico; and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements. Stone assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico basin.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com